AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SAGUARO RESOURCES, INC.

Saguaro Resources, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify that:

A:  The original name of this corporation is Saguaro Resources, Inc., and the date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was February 29, 2008.

B:  Pursuant to Sections 228, 242 and 245 of the DGCL, this Amended and Restated Certificate of Incorporation has been duly adopted by the board of directors and stockholders of Saguaro Resources, Inc. and amends and restates the provisions of the Certificate of Incorporation.

C:  The Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

FIRST:  The name of the corporation is InspireMD, Inc. (hereinafter referred to as the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware, postal code 19801.  The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

FOURTH:  A.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Thirty Million (130,000,000), consisting of One Hundred Twenty Five Million (125,000,000) shares of Common Stock, par value $0.0001 per share (the “Common Stock”) and Five Million (5,000,000) shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

B.           Immediately upon the filing of this Amended and Restated Certificate of Incorporation and once certified effective by the Office of the Secretary of State of the State of Delaware in accordance with Sections 103 and 245 of the DGCL, each outstanding share of Common Stock shall be split, reclassified and changed, automatically and without further action by the Corporation or the holders thereof, into three (3) shares of Common Stock (the “Stock Split”).  No fractional shares of Common Stock shall be issued upon the Stock Split.  Whether or not fractional shares would have been issuable (but for the preceding sentence) upon the Stock Split shall be determined based on the total number of shares of Common Stock held by each holder.  In lieu of any fractional interests in shares of Common Stock to which any stockholder would otherwise be entitled pursuant hereto (but for the preceding sentences), any fractional shares resulting from the Stock Split shall be rounded up to the nearest whole share.

C.           The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

D.           Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock).

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.           The business and affairs of the Corporation shall be managed by or under the direction of the board of directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the by-laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.           The directors of the Corporation need not be elected by written ballot unless the by-laws so provide.

C.           Special meetings of stockholders of the Corporation may be called only by the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board.  For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

SIXTH:  A.           Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board.  The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, with the term of office of the first class to expire at the Corporation’s 2012 annual meeting of stockholders, the term of office of the second class to expire at the Corporation’s 2013 annual meeting of stockholders and the term of office of the third class to expire at the Corporation’s 2014 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified.  At each annual meeting of stockholders, commencing with the 2012 annual meeting, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

B.           Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires or until such director’s successor shall have been duly elected and qualified.  No decrease in the authorized number of directors shall shorten the term of any incumbent director.

C.           Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the by-laws of the Corporation.

D.           Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for Cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class.  “Cause” shall mean removal because of a director’s (i) final, nonappealable conviction of a felony involving moral turpitude, (ii) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Corporation or any of its subsidiaries, or (ii) willful violation of any written policy of the Corporation or any of its subsidiaries.

SEVENTH:  The board of directors is expressly empowered to adopt, amend or repeal by-laws of the Corporation.  Any adoption, amendment or repeal of the by-laws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board.  The stockholders shall also have power to adopt, amend or repeal the by-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the by-laws of the Corporation.

EIGHTH:  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH:  The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law or by this Amended and Restated Certificate of Incorporation, and subject to Section D of Article FOURTH, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Section C of Article FIFTH, Article SIXTH, Article SEVENTH, or Article EIGHTH.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on March 28, 2011.

/s/ Lynn Briggs
Lynn Briggs